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Pricing Supplement No. 2 Dated September 8, 2000      Rule 424(b) (3)
(To Prospectus dated April 21, 1999 and               File No.  333-71585
Prospectus Supplement dated September 7, 2000)        CUSIP:    12707EAB6

                       Cabot Industrial Properties, L.P.
                    Series A Medium-Term Notes - Fixed Rate


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Principal Amount: $10,000,000          Interest Rate: 8.50%
Agents Discount or Commission: $0      Stated Maturity Date: September 15, 2010
Nets Proceeds to Issuer: $10,000,000   Original Issue Date: September 12, 2000
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Interest Payment Dates: Every March 15 and September 15, commencing March 15,
                        2001

Redemption:
[X]  The Notes cannot be redeemed prior to the Stated Maturity Date,
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:__________% until Redemption
        Percentage is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date
[ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price: __________%

Currency:
     Specified Currency:  U.S. Dollars
        (If other than U.S. dollars, see attached)
     Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:     [ ]  Yes               [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:   [X]  Book-Entry                   [ ]  Certificated

Agent:  [X] Merrill Lynch & Co.           [ ] BNY Capital Markets, Inc.
        [ ] Chase Securities Inc.
        [ ] First Union Securities, Inc.  [ ] Goldman, Sachs & Co.
        [ ] J.P. Morgan & Co.             [ ] Other __________________________

Agent acting in the capacity as indicated below:
        [ ] Agent                  [X]  Principal

If as principal:
        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of _____% of Principal Amount.

Other Provisions: